Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Service Agreements and Other Service Providers” and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 18, 2014, with respect to the financial statements of Thrivent Financial for Lutherans, (2) dated April 24, 2014, with respect to the financial statement schedules of Thrivent Financial for Lutherans listed on pages F-41 through F-44 of the Registration Statement and (3) dated April 24, 2014, with respect to the financial statements of Thrivent Variable Insurance Account A included in Post-Effective Amendment No. 14 to the Registration Statement (Form N-6, #333-76152) for the registration of the Thrivent Financial Flexible Premium Variable Life Insurance offered by Thrivent Financial for Lutherans.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 24, 2014